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                                                        Exhibit 10.18(a)


        Section 2 of the Dawn Technologies, Inc. 1989 Stock Option Plan was amended effective November 1, 1996 as follows:

        The 1989 plan shall be administered, initially, by the Board of Directors of the Company (the "Board"). The Board may appoint a committee (the "Committee") to administer the Plan so long as this Committee shall consist of at least two members of the Board. As used hereafter, the term "Committee" shall include the Board, so long as it shall administer the Plan unless the context otherwise requires. Subject to the provisions of the 1989 Plan, the Committee shall hae sole authority, in its absolute discretion, to determine which of the eligible employees of the Company and its Subsidiaries shall receive stock options, the time when stock options shall be granted, the terms of such options, and the number of shares for which options shall be granted. The Committee shall have the authority to do everything necessary or appropriate to administer the 1989 Plan including, without limitation, interpreting the 1989 Plan. All decisions, determinations and interpretations of the Committe shall be final and binding on all optionees.